Exhibit 99.6

CONSENT OF PROSPECTIVE DIRECTOR

Galiot Capital Corporation (f/k/a North Sound Mortgage Investments Corp.) intends to file a Registration Statement on Form S-11 (together with any amendments and the prospectus contained therein, the “Registration Statement”) registering shares of common stock for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name as a Director Nominee in the Registration Statement.

By:	/s/ John P. Carey
Name: John P. Carey